Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Municipal Trust comprised of Scudder Managed Municipal Bonds and Scudder High Yield Tax Free Fund, of our reports dated July 16, 1999 and July 21, 1999, on the financial statements and financial highlights appearing in the May 31, 1999 Annual Reports to the Shareholders of Scudder Managed Municipal Bonds and Scudder High Yield Tax Free Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 14, 2000